SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
EMS TECHNOLOGIES, INC
(Exact Name of Registrant as Specified in Its Charter)

Georgia	58-1035424

(State of Incorporation or Organization)	(IRS Employer Identification No.)

660 Engineering Drive Norcross, Georgia	30092

(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Act pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: (if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to	Name of Each Exchange on Which
be so Registered	Each Class is to be Registered
Common Stock Purchase Rights	Nasdaq Global Select Market
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT
     This amendment No. 1 amends and supplements that certain amended Registration Statement on Form 8-A initially filed with the Securities and Exchange Commission on April 12, 1999 (the “Registration Statement”) by EMS Technologies, Inc. (the “Company”).
Item 1. Description of Registrant’s Securities to be Registered.
     On June 13, 2011, EMS Technologies, Inc., a Georgia corporation (the “Company”), Honeywell International Inc., a Delaware corporation (“Honeywell”) and a wholly owned subsidiary of Honeywell (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Honeywell will acquire the Company in an all-cash transaction valued at approximately $491 million, net of cash acquired. Under the terms of the Merger Agreement, Purchaser will commence a tender offer (the “Offer”) no later than June 27, 2011 to acquire all of the outstanding shares of common stock, $0.10 par value per share (the “Shares”), of the Company at a purchase price of $33.00 per share in cash, subject to required withholding taxes and without interest. Upon successful completion of the Offer, Purchaser will merge with and into the Company and the Company will become a wholly owned subsidiary of Honeywell.
     Prior to entering into the Merger Agreement, the Company’s board of directors approved an amendment to the Amended and Restated Shareholder Rights Plan, dated as of January 4, 2011 (the “Rights Plan”), with the purpose and intent of rendering the Rights Plan inapplicable to the Offer, the Top-Up Option, the Merger (as such terms are defined in the Merger Agreement), the Merger Agreement and any other transaction contemplated by the Merger Agreement and to cause the Rights Plan to terminate immediately prior to the Effective Time (as such term is defined in the Merger Agreement). The foregoing description of the amendment to the Rights Plan is not complete and is qualified in its entirety by reference to Amendment No. 1 to Amended and Restated Shareholder Rights Plan, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.
Item 2. Exhibits.

Exhibit No.	Description of Exhibit

4.1	Amendment No. 1 to Amended and Restated Shareholder Rights Plan, dated as of June 12, 2011 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 13, 2011).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

EMS TECHNOLOGIES, INC.

Dated: June 13, 2011	By :	/s/ Gary B. Shell Gary B. Shell
Senior Vice President, Chief Financial Officer and Treasurer